Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

Mr. Jonathan Adams, Chief Executive Officer

BioVie Inc. (F/K/A NanoAntibiotics, Inc.)

100 Cummings Center, Suite 247-C

Beverly, Massachusetts 01915

Dear Mr. Adams:

CONSENT OF INDEPENDENT AUDITOR

We have issued our report dated September 27, 2016, with respect to the financial statements of BioVie Inc. (F/K/A NanoAntibiotics, Inc.) contained in the Registration Statement and Prospectus of BioVie Inc. on Form S-1. We hereby consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the heading “Experts.”

Respectfully submitted,

Weinberg & Baer LLC

Baltimore, Maryland

January 19, 2017